Exhibit 10.1

Execution Copy

NYSE Euronext

11 Wall Street

New York, New York 10005

February 2, 2012

Deutsche Börse AG

Mergenthalerallee 61

65760 Eschborn

Germany

Attention:	Roger Müller
Managing Director and General Counsel

Re: Termination of the Business Combination Agreement

Dear Sirs:

Reference is made to the Business Combination Agreement, dated as of February 15, 2011, as amended as of May 2, 2011 and June 16, 2011 (as it may be further amended from time to time, the “BCA”) by and among NYSE Euronext, a Delaware corporation (“NYSE Euronext”), Deutsche Börse AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany (“Deutsche Börse”), Alpha Beta Netherlands Holding N.V., a naamloze vennootschap organized under the laws of the Netherlands (“Holdco”), and Pomme Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Holdco (“Merger Sub”) (together, the “Parties”). Capitalized terms used in this letter agreement (the “Letter Agreement”) but not otherwise defined have the meanings given to them in the BCA.

The European Commission has rendered a decision pursuant to Council Regulation (EC) 139/2004 of the European Community prohibiting the Merger, the Offer or other transactions contemplated by the BCA (together the “Combination), on February 1, 2012 (the “EC Decision”). Deutsche Börse and NYSE Euronext have received the EC Decision on February 2, 2012 (the “EC Decision Date”):

The Parties hereby agree pursuant to Sec. 9.1 of the BCA that, except for the provisions which expressly survive termination as set forth in Section 10.1 of the BCA, the BCA is terminated pursuant to Section 9.1 of the BCA with effect as of the EC Decision Date (such effective date the “Termination Date”) and shall be of no further force or effect (such termination pursuant to Section 9.1, “Termination”).

Publicity. Deutsche Börse and NYSE Euronext shall use their reasonable best efforts to agree with each other on a communication message and wording, which the Parties shall use in all their respective communications in connection with the Termination. The Parties shall ensure that any general notices, releases, statements or communications by any Party to the general public or the press relating to the reasons for or any of the events or circumstances surrounding the termination of the Combination shall be consistent with such agreed message and wording, unless otherwise required by applicable Law, in which case each Party shall use its reasonable best efforts to agree with each other before issuing such communication or statement.

Non-disparagement. Each of the Parties shall not, directly or indirectly (through its Subsidiaries, affiliates, Representatives or otherwise), whether in writing or orally, for a period of 12 months from the Termination Date, publicly make any statement related to the BCA, the Combination or this Letter Agreement, including the reasons for or any of the events or circumstances surrounding the termination of the Combination, that could reasonably be understood as disparaging the business or conduct of any other Party or such other Party’s affiliates or its directors, officers or employees thereof in their capacity as such or as intended to harm the business or reputation of any other Party or such other Party’s affiliates; provided, however, that the foregoing (i) shall not be deemed to prevent or impair any person covered thereby from testifying in any legal or administrative proceeding, responding to inquiries or requests for information by any regulator or auditor, or taking any other action that is required by law, or to prevent the Parties from making statements in any pleadings, court papers or in open court in any action brought by one of the Parties or by any other person and (ii) shall not restrict the ability of the Parties to engage in legitimate competition with each other.

Confidentiality. The Parties agree that the Confidentiality Agreement dated September 22, 2008, between NYSE Euronext and Deutsche Börse (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms notwithstanding the Termination, except that the Parties agree that (i) the two-year period provided for in the penultimate paragraph of the Confidentiality Agreement shall commence on the Termination Date and (ii) the first sentence of the paragraph beginning on page 3 of the Confidentiality Agreement and continuing onto page 4 of the Confidentiality Agreement shall be deleted in its entirety and read as follows:

“At the request of the other party, each party and its representatives shall promptly return to the other party, all written (or electronic) Evaluation Material of the other party and any other written material containing or reflecting any information in the other party’s Evaluation Material (whether prepared by the other party, its advisors, agents or otherwise); provided however, that if either party is considering or pursuing an appeal against the EC Decision, the legal department (including outside legal counsel) of such party shall not be required to comply with such request relating to Evaluation Material considered relevant by the respective party for considering or pursuing appeal proceedings against the EC decision until after the decision of a court of last resort on such appeal has become final and binding. Provided that, in lieu of returning Evaluation Material of the other party and any other written material containing or reflecting any information in the other party’s Evaluation Material each party and its representatives may destroy such Evaluation Material and provide to the disclosing party a certificate in writing signed by an authorized officer supervising such destruction that all material required to be returned pursuant to this letter agreement has been destroyed, and will not retain any copies, extracts or other reproductions in whole or in part of such written (or electronic) material; provided, however, that the general counsel of the receiving party may retain one copy of such material which may be used as deemed necessary by either party to comply with legal and regulatory requirements, including, for the avoidance of doubt, litigation relating to the Transaction against one or both of the parties.”

The online data rooms that the Parties have maintained shall be shut down as soon as practicable following Termination, and the Parties shall instruct all applicable vendors accordingly.

Dissolution of Holdco. The Parties shall cooperate to (i) dissolve and liquidate Holdco and Merger Sub in accordance with applicable Laws, (ii) dissolve and liquidate Stichting Alpha Beta Netherlands in accordance with applicable Laws and (iii) deactivate the Holdco website located at www.global-exchange-operator.com, in each case as soon as practicable and permitted by law. Expenses incurred in connection with this paragraph shall be shared equally between NYSE Euronext and Deutsche Börse. Until such time as Holdco is dissolved or otherwise ceases to be owned by Stichting Alpha Beta Netherlands, Deutsche Börse and NYSE Euronext shall cooperate in preparing and filing all necessary notices, reports and other filings (and appropriate updates thereto) required to be made by Holdco (e.g. an annual report on Form 20-F with respect to the 2011 fiscal year), to the extent relief from the requirement to make any such notices, reports or filings is not available.

Entire Agreement. This Letter Agreement, the Confidentiality Agreement, the agreement dated as of December 8, 2011 with regards to the new group name, and the provisions in the BCA that expressly survive the Termination of the BCA, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Miscellaneous. Other than with respect to Section 10.8 of the BCA, Article X of the BCA is incorporated herein by reference and shall apply mutatis mutandis to this Letter Agreement as if set forth herein, and any references to “the Agreement” or “this Agreement” in such Article X shall be deemed, for purposes of this Letter Agreement, to constitute references to this Letter Agreement.

[Signature Pages to follow]

Please indicate your agreement to the foregoing by countersigning in the space provided below.

Sincerely,

NYSE EURONEXT

By:	/s/ John K. Halvey
	Name:	John K. Halvey
	Title:	General Counsel and Group Executive Vice President

Acknowledged and Agreed:

DEUTSCHE BÖRSE AG

By:	/s/ Dr. Reto Francioni

	Name:	Dr. Reto Francioni
	Title:	Chief Executive Officer

By:	/s/ Gregor Pottmeyer

	Name:	Gregor Pottmeyer
	Title:	Chief Financial Officer

ALPHA BETA NETHERLANDS HOLDING N.V.

By:	/s/ Marcus Thompson

	Name:	Marcus Thompson
	Title:	Managing Director

By:	/s/ Stéphane Biehler

	Name:	Stéphane Biehler
	Title:	Managing Director

[Signature Page to Termination Agreement]

POMME MERGER CORPORATION

By:	/s/ Marcus Thompson

	Name:	Marcus Thompson
	Title:	Vice-President

By:	/s/ Stéphane Biehler

	Name:	Stéphane Biehler
	Title:	Vice-President

cc:		Linklaters LLP
Königsallee 49-51
40212 Düsseldorf
Germany
Tel: +49-211 22 977 0
Fax: +49-211 22 977 435
	Attention:	Ralph Wollburg
Nikolaos Paschos

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
United States of America
Tel: +1 (212) 403-1000
Fax: +1 (212) 403-2000
	Attention:	David C. Karp
David K. Lam

[Signature Page to Termination Agreement]